Exhibit 5.1

April 2, 2021

Board of Directors

Humanigen, Inc.

533 Airport Boulevard, Suite 400

Burlingame, CA 94010

Ladies and Gentlemen:

We are acting as counsel to Humanigen, Inc., a Delaware corporation (the “Company”), in connection with the public offering of up to 5,750,000 shares of common stock, par value $0.001 per share, of the Company (the “Shares”). The offering by the Company is being made pursuant to a prospectus supplement dated March 30, 2021 and the accompanying base prospectus dated September 14, 2020 (such documents, collectively, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3 (File No. 333-2482485) (the “Registration Statement”). This opinion letter is furnished to you at your request to enable the Company to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinion hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) issuance of the Shares pursuant to the terms of the Underwriting Agreement, dated March 30, 2021, by and among the Company and Jefferies LLC, Credit Suisse Securities (USA) LLC and Cantor Fitzgerald & Co., as representatives of the several underwriters listed on Schedule 1 thereto, and (ii) receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors and the Pricing Committee of the Board of Directors, the Shares will be validly issued, fully paid, and nonassessable.

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Polsinelli PC, Polsinelli LLP in California

Board of Directors

Humanigen, Inc.

April 2, 2021

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Shares, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Sincerely,

/s/ POLSINELLI PC

POLSINELLI PC